Exhibit (3)(b)

SECOND AMENDMENT

to the Distribution Agreement

effective June 25, 2001 between

MODERN WOODMEN OF AMERICA

(“Modern Woodmen”)

and

MWA FINANCIAL SERVICES, INC.

(“MWAFS”)

RECITALS

WHEREAS, Modern Woodmen and MWAFS entered into a Distribution Agreement dated June 25, 2001 (the “Original Agreement”), as amended effective February 23, 2010 (as so amended, the “Agreement”), relating to MWAFS’s services as principal underwriter and distributor for the Contracts;

WHEREAS, since the adoption of the federal Dodd-Frank Act of 2010, various states and state insurance regulatory agencies have adopted laws, rules and regulations (collectively, “Suitability Regulations”) imposing suitability requirements on the sale of annuity contracts recommended by insurers and agents, in many respects similar to the requirements set forth in the version of the “Suitability in Annuity Transactions Model Regulation” adopted by the National Association of Insurance Commissioners in 2010;

WHEREAS, a U.S. Department of Labor rule, codified at 29 CFR section 2510.3-21, expanding the definition of an “investment advice fiduciary” under ERISA, and applying the expanded definitions to individual retirement accounts (“IRAs”) described in section 4975 of the Internal Revenue Code, as amended (“IRC”), and new and amended prohibited transaction exemptions (“PTEs”) (together, the “DOL Fiduciary Rule”), became applicable as of June 9, 2017 (the “Applicability Date”) to fiduciaries providing investment advice with regard to, among other things, investment in and the use of annuity contracts and life insurance policies for ERISA plans and IRAs (“Covered Accounts”);

WHEREAS, the parties desire to amend the Agreement to address their respective responsibilities relating to the Suitability Regulations, the DOL Fiduciary Rule and various regulatory developments applicable to the Contracts and to clarify certain provisions; and

WHEREAS, all capitalized terms used in this Amendment not defined herein shall have the meaning given them in the Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, it is mutually agreed as follows:

1.              State Suitability Regulations. With regard to the Suitability Regulations, MWAFS represents and warrants that sales of variable annuities by its Representatives shall comply with FINRA requirements pertaining to the suitability and supervision of annuity transactions, including without limitation FINRA Rule 2330. MWAFS shall cooperate with Modern Woodmen with regard to all training, monitoring and auditing programs that Modern Woodmen may maintain to ensure compliance with Suitability Regulations.

2.              Compliance with DOL Fiduciary Rule

a.              Fiduciary Status.

i.                  To the extent that MWAFS and/or its Representatives act as an “investment advice fiduciary,” as defined pursuant to the DOL Fiduciary Rule, with respect to any Covered Account that acquires or holds a Contract or uses the proceeds therefrom to purchase or fund a Contract, they shall comply with applicable fiduciary standards.

ii.               MWAFS acknowledges and agrees that nothing in the Agreement, as hereby amended, shall cause or require Modern Woodmen to provide any investment advice or recommendation, or otherwise act as an “investment advice fiduciary,” as defined in the DOL Fiduciary Rule, with respect to any Covered Account that acquires or holds a Contract or that uses the proceeds therefrom to purchase or fund a Contract.

iii.            If, in acting as an investment advice fiduciary, MWAFS and/or its Representatives may be engaged in a prohibited transaction(s) described in section 406(a) or (b) of ERISA or section 4975(c) of the IRC, with respect to any Covered Account that acquires or holds a Contract or uses the proceeds therefrom to purchase or fund a Contract, MWAFS and such Representatives shall comply with all conditions of an applicable PTE that covers the transaction.

b.              Contracts Issued Prior to Applicability Date. With respect to any Contract acquired, held by, or funded with proceeds from, a Covered Account prior to the Applicability Date, MWAFS shall be responsible for fulfilling any fiduciary obligations arising under the DOL Fiduciary Rule and applicable PTEs for any investment advice, as defined in the DOL Fiduciary Rule, provided with respect to such Contract, on or after the Applicability Date.

c.               Contracts Post-Applicability Date. MWAFS acknowledges and agrees that Modern Woodmen shall not be required, nor does Modern Woodmen intend, to provide any investment advice, as defined in the DOL Fiduciary Rule, on or after the Applicability Date, with respect to any Contract for which MWAFS is the firm-of-record.

d.              Supervision. The Parties acknowledge and agree that Modern Woodmen does not have any supervisory authority over, or any supervisory responsibility for, MWAFS or its Representatives, relating to their provision of investment advice, as defined in the DOL Fiduciary Rule, with respect to any Covered Account that acquires or holds a Contract or uses proceeds therefrom to purchase or fund a Contract, or their compliance with applicable PTEs, notwithstanding Modern Woodmen’s maintenance of a suitability supervision system for purposes of complying with Suitability Regulations.

e.               Compliance with Other Applicable Laws.  The Parties acknowledge and agree that compliance by MWAFS and its representatives with the DOL Fiduciary Rule does not obviate MWAFS’s obligations to comply with any other applicable laws.

3.              Market-Timing and Late Trading.

a.              The parties understand and acknowledge that Modern Woodmen has agreed with certain mutual funds made available as investment options under the Contracts, to maintain policies and procedures intended to ensure that Contracts and Purchase Payments therefore are not solicited, offered, or sold in connection with any so-called “market timing” or “asset allocation” program, plan, arrangement or service inconsistent with the market timing policies adopted by such funds. MWAFS agrees that it will not permit the Contracts or Purchase Payments therefore to be solicited, offered or sold by its Representatives in connection with a market timing or asset allocation program inconsistent with the market timing prevention policies and procedures adopted by Modern Woodmen, as communicated by Modern Woodmen to MWAFS from time to time. Should Modern Woodmen determine at its sole discretion that MWAFS is soliciting, offering, or selling, or has solicited, offered, or sold, Contracts or Purchase Payments subject to any so-called “market timing” or “asset allocation” program, plan, arrangement or service that is inconsistent with Modern Woodmen’s policies and procedures, Modern Woodmen may take such action that is necessary, in its sole discretion, to halt such solicitations, offers or sales by MWAFS and its Representatives.

b.              The parties further understand and acknowledge that Modern Woodmen has also agreed with certain mutual funds made available as investment options under the Contracts, to maintain policies and procedures intended to ensure that purchase, redemption and exchange orders placed for shares of the funds are not based on “late trading,” i.e., orders based on transaction requests received by Modern Woodmen after close of business for the funds. MWAFS agrees that it will not permit “late trading” in the submission of transaction requests for Contracts or Purchase Payments therefore in violation of the late trading prevention policies and procedures adopted by Modern Woodmen, as communicated by Modern Woodmen to MWAFS from time to time. Should Modern Woodmen determine in its sole discretion that MWAFS is submitting transaction requests on a basis inconsistent with Modern Woodmen’s late trading prevention policies and procedures, Modern Woodmen may take such action that is necessary, in its sole discretion, to halt such requests by MWAFS and its Representatives.

4.              AML Program Compliance. The parties acknowledge that both of them are subject to anti-money laundering and anti-terrorism financing laws, rules and regulations imposing requirements on them to maintain an anti-money laundering program and other policies and procedures to ensure compliance with the Bank Secrecy Act, the PATRIOT Act and OFAC regulations (collectively, “AML Program”). The parties represent and warrant that they have adopted, implemented and maintain AML Programs. As part of Modern Woodmen’s AML Program and as permitted by AML regulations applicable to Modern Woodmen, the parties acknowledge and agree that Modern Woodmen will rely on MWAFS to, and MWAFS agrees to, (1) verify a customer’s identification and the source(s) of funds to be used to purchase a Contract, (2) alert Modern Woodmen of any facts or “red flags” that suggest existence of a suspicious transaction involving the Contracts, and (3) unless otherwise agreed to by Modern Woodmen, provide appropriate AML training to MWAFS’s employees and Representatives involved in the solicitation, sale and/or servicing of Contracts.

5.              Confidentiality.

a.              Confidential Information. The parties acknowledge that, in the performance of the Agreement, as hereby amended, they receive or have access to information about customers and other proprietary information of the other party, including names, addresses, account balances, account numbers, account activity, social security numbers, taxpayer identification numbers, and financial and health information, as well as all forms and types of financial, business, technical, or economic information, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing (“Confidential Information”). Confidential Information excludes information that (1) is independently developed by a party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by a party, as evidenced by the written records of that party, free of an obligation of confidentiality other than pursuant to the Agreement, as amended, or (5) is rightfully received by a party free of any obligation of confidentiality.

b.              Use. The parties may use Confidential Information only in connection with the Agreement, as hereby amended, and may not disclose Confidential Information to any other party except as permitted by the Gramm-Leach-Bliley Act, other applicable federal and state laws and regulations regarding privacy, the Agreement or as otherwise agreed to in writing by the parties hereto. The parties may disclose Confidential Information to their respective employees and agents or to third party vendors (1) who are involved in the issuance, administration or maintenance of a customer’s account or (2) otherwise on a need-to-know basis, provided that, in each case, they have first adequately apprised any such employee, agent, and or third party vendor to observe this confidentiality. In the case of employees and/or agents, the party shall provide adequate training to ensure this confidentiality. The parties will take reasonable steps to protect the

Confidential Information, applying at least the same security measures and level of care as they employ to protect their own Confidential Information. If a party is compelled by applicable law to disclose any Confidential Information, the party so compelled must promptly notify, in writing, the party whose Confidential Information is being disclosed before disclosing such Confidential Information so that such other party is afforded the opportunity to seek relief from such disclosure or to limit the scope of the disclosure.

c.               Security. Each party shall comply with all applicable federal, state, and local law or regulation related to privacy, including Regulation S-P adopted by the SEC and Title V of the Gramm-Leach-Bliley Act. Each party shall promptly notify the other upon any breach of Confidential Information. Each party shall maintain an effective information security program to protect the Confidential Information, which program includes administrative, technical, and physical safeguards:

i.                  to ensure the security and confidentiality of Confidential Information;

ii.               to protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; and

iii.            to protect against unauthorized access to or use of Confidential Information which could result in substantial harm or inconvenience to either party or other affiliates, or to customers of any of them.

d.              Injunctive Relief. The parties acknowledge that the unauthorized disclosure by either party or any employee, agent or third party vendor thereof (the “disclosing party”), of Confidential Information is likely to cause irreparable injury to the other party (the “injured party”) and that, in the event of a violation or threatened violation of the disclosing party’s obligations hereunder, the injured party shall have no adequate remedy at law and shall therefore be entitled to enforce each such obligation by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

e.               Information Received in Error. If either party discovers that a party (or any employee, agent or third party vendor thereof) has received in error any Confidential Information that is not necessary for the purposes of the Agreement, as hereby amended, the party receiving such Confidential Information shall promptly return the original and destroy all copies of the same and/or destroy or certify in writing to the requesting party that the Confidential Information has been destroyed.

f.                Use Upon Termination. At the termination of the Agreement, as hereby amended, or in the event a party makes a request for the return of their Confidential Information, the other party will promptly return the original and all copies of same, or certify in writing to the requesting party that the Confidential Information has been destroyed, provided however, that each party shall retain Confidential Information in its possession necessary to service its customers. This

Confidentiality provision shall survive the termination of the Agreement, as hereby amended.

6.              Paymaster Arrangement. Section 5.a of the Original Agreement is hereby amended to read in its entirety as follows:

Modern Woodmen shall pay MWAFS commissions for the sale and solicitation of Contracts and Purchase Payments in amounts and at rates equal to the commissions that MWAFS has agreed to pay its Representatives for such sale and solicitation activities, including any advances on commissions that have been agreed upon, it being understood and agreed that (1) Modern Woodmen shall not be required to pay MWAFS any commissions or advances if MWAFS in turn is not required to pay commissions or advances to any Representatives with respect to any such sale or solicitation and (2) pursuant to a Paymaster Agreement dated the same date as the Original Agreement, MWAFS has separately requested that Modern Woodmen pay the commissions payable to Representatives of MWAFS as paying agent on behalf of MWAFS and is directing that all commissions otherwise payable to MWAFS under the Agreement be used by Modern Woodmen to make such payments. Pursuant to such Paymaster Agreement, Modern Woodmen has agreed that it will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of MWAFS, has acknowledged and agreed that its services in this regard are purely ministerial and clerical in nature and has agreed that it shall not interfere with the control and supervision exercised by MWAFS over its Representatives with regard to the Contracts.

7.              Effect on Agreement. The Agreement shall in all other respects remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Agreement to be duly executed by their authorized officers this 8th day of August, 2017.

MODERN WOODMEN OF AMERICA

By:	/s/ W. Kenny Massey
Name:	W. Kenny Massey
Title:	President

MWA FINANCIAL SERVICES, INC.

By:	/s/ Clint J. Pogemiller
Name:	Clint J. Pogemiller
Title:	President